SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.
(Name of Registrant as Specified in Its Charter)

___________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ________________________________________

(2)	Form, Schedule or Registration Statement No.: ________________________

(3)	Filing Party: _________________________________________________

(4)	Date Filed: __________________________________________________

Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties, Inc. (the “Company”) will hold its Annual Meeting of Shareholders at The Waldorf-Astoria, The Conrad Suite, 4th Floor, 301 Park Avenue, New York, New York 10022 on Monday, September 10, 2007, at 3:00 p.m. Eastern time. We are holding the meeting for the following purposes:

1.	To elect three members of the Board of Directors, whose terms are described in the proxy statement.

2.
To approve an amendment to the Second Restated Certificate of Incorporation of the Company which shall effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000.

3.	To approve an amendment to the Second Restated Certificate of Incorporation of the Company to provide for the indemnification of directors, officers and employees of the Company.

4.	To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2008.

5.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of common stock of the Company at the close of business on July 20, 2007 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. Most shareholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,
MARK THOMSON
Chief Financial Officer and Secretary

July 23, 2007

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 10, 2007, and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 3:00 p.m. Eastern time. The meeting will be held at The Waldorf-Astoria, The Conrad Suite, 4th Floor, 301 Park Avenue, New York, New York 10022. Shareholders will be admitted beginning at 2:30 p.m. Eastern time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about July 23, 2007, to persons who were shareholders at the close of business on July 20, 2007, the record date for the meeting.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2007 or fiscal 2007 refer to the 12-month period from April 1, 2006 through March 31, 2007. References in this proxy statement to the year 2008 or fiscal 2008 refer to the 12-month period from April 1, 2007 through March 31, 2008.

PROXIES AND VOTING PROCEDURES

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 20, 2007, there were                                    shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•
By Telephone. You can vote your shares by telephone, by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card. Your vote by telephone must be received by 11:59 p.m. Eastern time, September 9, 2007.

•
By Internet. You can also vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to return your proxy card. Your vote by Internet must be received by 11:59 p.m. Eastern time, September 9, 2007. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•
By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on September 10, 2007.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 20, 2007.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting. Under the rules of The NASDAQ Global Market (“NASDAQ”), member brokers who do not receive instructions from beneficial owners will be allowed to vote on (1) the election of Directors, (2) the approval of the amendment to the Second Restated Certificate of Incorporation which shall effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000, (3) the approval of the amendment to the Second Restated Certificate of Incorporation which shall provide for the indemnification of directors, officers and employees of the Company, and (4) the ratification of auditors.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement. To approve (1) the amendment to the Second Restated Certificate of Incorporation which shall effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000, and (2) the amendment to the Second Restated Certificate of Incorporation which shall provide for the indemnification of directors, officers and employees of the Company, the affirmative vote of a majority of the outstanding shares is required. To ratify the selection of independent auditors, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: (1) “for” the nominees for Director, (2) “for” the amendment to the Second Restated Certificate of Incorporation which shall effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000, (3) “for” the amendment to the Second Restated Certificate of Incorporation which shall provide for the indemnification of directors, officers and employees of the Company, and (4) “for” the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2008.

Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against any of the proposals requiring the approval by a plurality or majority of votes cast. An abstention or broker non-vote will therefore not affect the votes required to approve any of the proposals requiring the approval by a plurality or majority of votes cast. However, for the proposals requiring approval by the majority of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the proposal.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Measurement Specialties stock.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2010. One Director will be elected at this Annual Meeting to serve for the balance of a three-year term expiring at our Annual Meeting in 2008. The Board has nominated John D. Arnold and Frank D. Guidone to serve for the term expiring in 2010, and Kenneth E. Thompson to serve for the term expiring in 2008. Mr. Thompson was appointed to the Board on November 8, 2006 to fill the vacancy on the Board created as a result of an increase in the size of the Board from five to six directors. In accordance with the By-laws of the Company, Mr. Thompson is to serve until the 2007 Annual Meeting and, if he is elected by the shareholders at the 2007 Annual Meeting, will remain in the class of Directors whose term expires at the 2008 Annual Meeting. You can find information about Messrs. Arnold, Guidone and Thompson below.

The persons named in the proxy card will vote such proxy “for” the election of Messrs. Arnold, Guidone and Thompson unless you indicate that your vote should be withheld. If elected, each of Messrs. Arnold, Guidone and Thompson will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Arnold, Guidone and Thompson has indicated to the Company that he will serve if elected. We do not anticipate that any of Messrs. Arnold, Guidone and Thompson will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Arnold, Guidone and Thompson as Directors.

NOMINEES FOR TERM EXPIRING IN 2010

John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School. Age 52.

Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002. Mr. Guidone was a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, from 2000 to 2006. Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999. Prior to forming Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc. Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings. Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin. Age 42.

NOMINEE FOR TERM EXPIRING IN 2008

Kenneth E. Thompson has been a Director since November 2006. Through September 2006, Mr. Thompson was a partner of McCarter & English, LLP, the Company’s primary legal counsel. Effective October 1, 2006, Mr. Thompson became Senior Vice President and General Counsel of Insurance Services Office, Inc., a provider of data, analytical tools and decision support services that help measure, manage and reduce risk. Mr. Thompson received a B.A. in Political Science from the State University of New York at Stony Brook and a J.D. from Boston University School of Law. Age 47.

DIRECTOR WITH TERM EXPIRING IN 2008

Morton L. Topfer has been a Director since January 2002 and was appointed Chairman of the Board effective January 31, 2003. Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm. He previously served at Dell Computer Corporation as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc. where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. Mr. Topfer also serves as a director for Staktek Technologies and Advanced Micro Devices. Age 70.

DIRECTORS WITH TERM EXPIRING IN 2009

R. Barry Uber has been a Director since October 2003. Mr. Uber was President and Chief Operating Officer of American Commercial Barge Line from July 2001 to July 2003. He also served as President and Chief Executive Officer of North American Van Lines. Prior to joining North American Van Lines, Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc. where he held increasingly responsible executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group. Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded an Alumni Fellow Award in 1996. He serves as a Director of NES Rentals Holding, Inc. Age 62.

Satish Rishi has been a Director since September 2005. Since April 2006, Mr. Rishi has served as Senior Vice President, Finance and Chief Financial Officer of Rambus, Inc. From 2001 to April 2006 he served at Toppan Photomasks, Inc. (formerly DuPont Photomasks, Inc.) where he last held the positions of Executive Vice President and Chief Financial Officer. During his career, Mr. Rishi has held senior financial management positions at semiconductor and electronics manufacturers. He served as Vice President and Assistant Treasurer at Dell Inc. from 1999-2001, and prior to his service at Dell, spent 13 years at Intel Corp., where he held financial management positions of increasing responsibility, both in the United States and overseas. His last position at Intel was Assistant Treasurer. Mr. Rishi received a B.S. with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and an M.B.A. with a concentration in Finance from the Walter J. Hass School of Business, University of California, Berkeley. Age 47.

ITEM 2 – APPROVAL OF AMENDMENT TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE TOTAL NUMBER OF AUTHORIZED
SHARES OF COMMON STOCK

The Board of Directors has adopted, subject to shareholder approval as required by the New Jersey Business Corporation Act (the “BCA”), an amendment to the Second Restated Certificate of Incorporation of the Company which will effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000 (“Charter Amendment No. 1”). The substantive text of Charter Amendment No. 1 is set forth in Exhibit A hereto, with deletions to the current provisions of the Second Restated Certificate of Incorporation indicated by strike-outs and additions indicated by underlined text. In the event that shareholder approval of the proposed Charter Amendment No. 1 is obtained, the Company expects to file with the Stare of New Jersey an appropriate certificate of amendment to the Second Restated Certificate of Incorporation under the BCA, effecting Charter Amendment No. 1, on or about the close of business on the date of the Annual Meeting.

Background

The Company’s Second Restated Certificate of Incorporation, as currently in effect, provides that the Company’s authorized capital stock consists of 21,200,000 shares of capital stock, of which 20,000,000 shares, no par value, are designated as common stock. On July 10, 2007, the Company’s Board of Directors approved Charter Amendment No.1 to increase the number of authorized shares of common stock from 20,000,000 shares to 25,000,000 shares.

As of July 2, 2007, out of the 20,000,000 shares of common stock currently authorized for issuance under the Second Restated Certificate of Incorporation, a total of 14,286,301 shares were issued and outstanding and an aggregate of 2,311,867 shares were reserved for issuance upon exercise of the Company’s stock options that may be issued under the 1995 Measurement Specialties, Inc. Stock Option Plan, the 1998 Measurement Specialties, Inc. Stock Option Plan, the 2003 Measurement Specialties, Inc. Stock Option Plan, the 2006 Measurement Specialties, Inc. Stock Option Plan or pursuant to purchase under the Measurement Specialties, Inc. 2006 Employee Stock Purchase Plan. As a consequence, 3,401,832 shares remain available for issuance by the Company in furtherance of its business purposes. The Board believes that an increase in the number of shares of common stock authorized for issuance is appropriate and necessary to provide the Company with the flexibility to issue stock in connection with various types of transactions that it may deem to be in the best interests of the Company and its shareholders in the future, as more fully set forth below under “Reasons for and Effects of Increasing the Total Number of Authorized Shares of Common Stock.”

Reasons for and Effects of Increasing the Total Number of Authorized Shares of Common Stock

In recognition of the fact that the Company has a limited number of shares of common stock currently available for issuance, the Board of Directors has approved, and voted to recommend that the shareholders approve, Charter Amendment No. 1, pursuant to which the number of shares of common stock that the Company would be authorized to issue would be increased from 20,000,000 shares to 25,000,000 shares. In order to accommodate the additional 5,000,000 shares of common stock, Charter Amendment No. 1 will also increase the aggregate number of shares of capital stock authorized for issuance from 21,200,000 shares to 26,200,000 shares.

The Board of Directors believes that an increase in authorized common stock would provide the Company with increased flexibility to issue and/or sell common stock from time to time, at the discretion of the Board of Directors, and without further authorization by the shareholders, for one or more of the following business purposes: (i) in public or private offerings as a means of obtaining additional capital for the Company’s business; (ii) as part or all of the consideration required to be paid for the acquisition of ongoing businesses or other assets; (iii) to satisfy any current or future financial obligations of the Company; (iv) in connection with the exercise of options, warrants or rights, or the conversion of convertible securities that may be issued by the Company; or (v) pursuant to any benefit, option or stock ownership plan or employment agreement.

The proposed increase in the number of authorized shares of common stock will not change the number of shares of common stock outstanding or the rights of the holders of such stock; however, any issuance of additional shares of common stock could reduce the current shareholders’ proportionate interests in the Company, depending on the number of shares issued and the purpose, terms and conditions of the issuance. Moreover, the issuance of additional shares of common stock could discourage attempts to acquire control of the Company by tender offer or other means. In such a case, shareholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. Also, the issuance of common stock to persons supportive of the Board of Directors could make it more difficult to remove incumbent management and directors from office. Although the Board of Directors intends to issue common stock only when it considers such issuance to be in the best interest of the Company, the issuance of additional shares of common stock may have, among others, a dilutive effect on earnings per share of common stock and on the equity and voting rights of holders of shares of common stock. The Board of Directors believes, however, that the benefits of providing the flexibility to issue shares of common stock without delay for any business purpose outweigh any such possible disadvantages.

Ownership of shares of common stock entitles each shareholder to one vote per share of common stock. Holders of shares of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership. Shareholders wishing to maintain their interest, however, may be able to do so through normal market purchases.

The summary description of Charter Amendment No. 1 contained herein is qualified in its entirety by reference to the complete text of Charter Amendment No. 1 set forth in Exhibit A hereto. Shareholders are urged to read Charter Amendment No. 1 attached as Exhibit A hereto in its entirety.

For the reasons set forth above, the Board of Directors recommends a vote FOR the approval of Charter Amendment No. 1.

ITEM 3 – APPROVAL OF AMENDMENT TO SECOND RESTATED
CERTIFICATE OF INCORPORATION TO PROVIDE FOR
INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Board of Directors has adopted, subject to shareholder approval as required by the BCA, an amendment to the Second Restated Certificate of Incorporation of the Company which will provide for the indemnification of directors, officers and employees of the Company (“Charter Amendment No. 2”). The substantive text of Charter Amendment No. 2 is set forth in Exhibit B hereto, with deletions to the Second Restated Certificate of Incorporation indicated by strike-outs and additions indicated by underlined text. In the event that shareholder approval of the proposed Charter Amendment No. 2 is obtained, the Company expects to file with the State of New Jersey an appropriate certificate of amendment to the Second Restated Certificate of Incorporation under the BCA, effecting Charter Amendment No. 2, on or about the close of business on the date of the Annual Meeting.

The Company’s Bylaws, as currently in effect, provide that the Company’s directors and officers shall be indemnified against liability to the fullest extent permitted by the BCA. The Company’s Second Restated Certificate of Incorporation, as currently in effect, provides that to the fullest extent permitted by the BCA, the Company’s directors and officers will not be held personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty.

Charter Amendment No. 2, if approved by the shareholders, will integrate and clarify the indemnification and exculpation provisions that are currently contained in both the Bylaws of the Company and the Second Restated Certificate of Incorporation and is not intended to represent a substantive change therein. The indemnification provisions of Charter Amendment No. 2 will provide, to the fullest extent not prohibited by the BCA, that the Company’s directors, officers and trustees of employee benefit plans will be indemnified and held harmless by the Company from and against any and all liabilities and expenses incurred or suffered in connection with any legal proceeding, inquiry or investigation in which they are involved by reason of having such position with the Company. The indemnification provisions of Charter Amendment No.2 will also require the Company to advance to such indemnified persons certain expenses incurred in connection with their involvement in such legal proceedings, inquiries or investigations. Charter Amendment No. 2 will also retain the provisions exculpating directors and officers from personal liability for damages for breach of their fiduciary duty other than the breach of a duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of a improper personal benefit.

The Company believes that, by clarifying the rights of directors and officers with respect to indemnification and advancement of expenses and by continuing to limit the personal liability of directors of the Company, Charter Amendment No. 2 will create a more coherent corporate environment and enable the Company to compete more effectively with other public companies in attracting and retaining new directors and officers. To the extent any corporate indemnification or exculpation provisions inure to the benefit of the directors of the Company, the interest of the Board of Directors in recommending such provisions may be in conflict with the interests of the shareholders.

The Board of Directors and the Company’s management are not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The summary description of Charter Amendment No. 2 contained in herein is qualified in its entirety by reference to the complete text of Charter Amendment No. 2 set forth in Exhibit B hereto. Shareholders are urged to read Charter Amendment No. 2 attached as Exhibit B hereto in its entirety.

The Board of Directors recommends a vote FOR the approval of Charter Amendment No. 2.

ITEM 4 — RATIFICATION OF INDEPENDENT AUDITORS

Appointment of Auditors for Fiscal 2008

The Audit Committee has appointed KPMG LLP as our independent auditors for fiscal 2008. We are not required to have the shareholders ratify the selection of KPMG LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Measurement Specialties and its shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2008.

Changes in Our Independent Auditors

On July 13, 2005, the Company notified Grant Thornton LLP of its decision to dismiss Grant Thornton LLP as the Company’s independent auditors.

Concurrently, the Audit Committee and the Board of Directors approved the engagement of KPMG LLP as the Company's independent auditors, effective upon completion of KPMG LLP's customary client acceptance procedures, notification to Grant Thornton LLP of dismissal, and execution of an engagement letter. KPMG LLP served as the Company's independent auditors beginning with fiscal year 2006.

During the period beginning April 1, 2003 through July 13, 2005 (the date KPMG LLP was appointed), neither the Company nor anyone acting on the Company’s behalf consulted with KPMG LLP regarding (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements or (2) any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

The reports of Grant Thornton LLP on the Company’s financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from April 1, 2003 through July 13, 2005, there were no disagreements with Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the matter in its report.

Representatives of Grant Thornton LLP, the principal accountant for the fiscal year 2005, are not expected to be present at the Annual Meeting.

Fees Paid to Our Independent Auditors During Fiscal 2007 and Fiscal 2006

Audit Fees

The Company was billed the aggregate amounts of $1,565,052 and $1,326,779 for the fiscal years 2007 and 2006, respectively, for professional services rendered by KPMG LLP for its audit of our financial statements for such years, review of the financial statements included in our Forms 10-Q during such respective fiscal years and Sarbanes-Oxley related audits of internal controls over financial reporting.

In fiscal 2007, the Company did not pay any fees for audit services rendered by Grant Thornton LLP. In fiscal 2006, the Company was billed the aggregate amount of $847,999 for professional services rendered by Grant Thornton LLP for its audit of our financial statements for such year, review of the financial statements included in our Forms 10-Q during such fiscal year and Sarbanes-Oxley related audits of internal controls over financial reporting.

Audit-Related Fees

In fiscal 2007 and 2006, the Company did not pay any fees for audit-related services rendered by KPMG LLP.

In fiscal 2007 and 2006, the Company did not pay any fees for audit-related services rendered by Grant Thornton LLP.

Tax Fees

KPMG LLP did not bill any fees in fiscal 2007 and 2006 for tax compliance services.

Grant Thornton LLP billed $12,315 and $253,134 for fiscal 2007 and 2006, respectively, for tax compliance services.

All Other Fees

In fiscal 2007 and 2006, the Company did not pay KPMG LLP any fees other than those described above.

During fiscal 2007 and 2006, Grant Thornton LLP billed approximately $55,351 and $14,862, respectively, in fees and disbursements for the services other than those described above. These services related primarily to statutory reporting, acquisitions and litigation.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. All audit and permissible non-audit services provided by KPMG LLP and Grant Thornton LLP to Measurement Specialties for fiscal 2007 and fiscal 2006, respectively, were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to the BCA and the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members on our Board. The Board has determined that five of its members, John D. Arnold, R. Barry Uber, Satish Rishi, Morton L. Topfer and Kenneth E. Thompson, are “independent,” as defined in the listing standards of NASDAQ.

During fiscal 2007, the Board held seven meetings and the committees held a total of eight meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2007. The Company does not have a policy requiring all Directors to attend annual meetings of shareholders. John D. Arnold and Frank Guidone were the Directors then serving who attended the Company’s 2006 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2007, the Board of Directors had standing audit, compensation and nominating committees. Until April 1, 2007, the Audit Committee consisted of John D. Arnold (Chairman), R. Barry Uber and Satish Rishi. As of April 1, 2007, the Audit Committee was reconstituted to consist of John D. Arnold (Chairman), Satish Rishi and Kenneth E. Thompson. All of the Audit Committee members are “independent”, as independence for audit committee members is defined in the NASDAQ listing standards. The Board has determined that all Audit Committee members have the financial sophistication and experience required by NASDAQ listing standards. The Company has determined that current Director Satish Rishi qualifies as an “audit committee financial expert,” as defined in Item 401(h) of the SEC Regulation S-K. For additional information regarding the experience and background of Mr. Rishi, see “Item 1 - Election of Directors” above.

During fiscal 2007, the Audit Committee met six times. The functions of the Audit Committee are described in its report, which is included in this proxy statement.

Until April 1, 2007 the Compensation Committee consisted of R. Barry Uber (Chairman), John D. Arnold, and Satish Rishi. As of April 1, 2007, the Compensation Committee was reconstituted to consist of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. All of the Compensation Committee Members are “independent”, as independence for compensation committee members is defined in the NASDAQ listing standards.

During fiscal 2007, the Compensation Committee met two times. The functions of the Compensation Committee are described in its report, which is included in this proxy statement.

Until April 1, 2007, the Nominating Committee, consisted of R. Barry Uber (Chairman), John D. Arnold, and Satish Rishi. As of April 1, 2007, the Nominating Committee was reconstituted to consist of R. Barry Uber (Chairman), Morton L. Topfer and Satish Rishi. All of the Nominating Committee members are “independent”, as independence for nominating committee members is defined in the NASDAQ listing standards. The Nominating Committee was formed to evaluate and recommend to the Board the persons to be nominated for election as directors at any meeting of shareholders, and the persons to be elected by the Board to fill any vacancy on the Board.

During fiscal 2007, the Nominating Committee met one time. The Board has adopted a written charter setting forth the functions of the Nominating Committee and providing direction as to nominating policies and procedures. This charter is available to shareholders on our website, www.meas-spec.com. The Nominating Committee carefully considers all director candidates recommended by our shareholders, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, demonstrations of judgment and ability, and financial and other special expertise. The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director. Any shareholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing to the attention of Frank D. Guidone (who will forward the recommendation to the Nominating Committee) through Company’s website (http://www.meas-spec.com) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666, Attn: Chairman of Nominating Committee), together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of the Company. Such recommendation should be provided to the Company no later than 120 days prior to the anniversary of the date of the notice accompanying these proxy materials.

Since the Board has determined that each of Messrs. Arnold, Uber, Rishi, Topfer and Thompson is “independent,” as defined in the NASDAQ listing standards, each of the Audit Committee, Compensation Committee and Nominating Committee consists solely of independent Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process. All such communications should be sent to Frank D. Guidone through Company’s website (http://www.meas-spec.com/myMEAS/investors/ceo_comment.asp) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666). Mr. Guidone will circulate them to the other members of the Board. If the communication is directed to a particular Director, Mr. Guidone will forward the communication to that Director. The Board does not screen shareholder communications.

COMPENSATION OF DIRECTORS

Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board. Mr. Guidone, as President and Chief Executive Officer, is the only member of the Board of Directors who is also an employee. For fiscal 2007, all of our outside Directors (Messrs. Topfer, Uber, Arnold, and Rishi, and upon his appointment in November 2006, Mr. Thompson), that is, Directors who are not employees or full-time consultants of the Company, each received compensation as follows:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Total ($)
Satish Rishi	35,000	44,581	(3)	79,581
John D. Arnold	35,000	26,956	(4)	61,956
Morton L. Topfer	35,000	26,956	(5)	61,956
R. Barry Uber	35,000	26,956	(6)	61,956
Kenneth E. Thompson	14,583(7)	24,144	(8)	38,727

(1)	Outside Directors each receive a cash retainer at the rate of $35,000 per annum.

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of options granted to the Directors. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options, refer to Note 2(v) of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	At March 31, 2007, Mr. Rishi held options to purchase 15,000 shares of Common Stock.

(4)	At March 31, 2007, Mr. Arnold held options to purchase 31,000 shares of Common Stock.

(5)	At March 31, 2007, Mr. Topfer held options to purchase 10,000 shares of Common Stock.

(6)	At March 31, 2007, Mr. Uber held options to purchase 25,000 shares of Common Stock.

(7)	Mr. Thompson was appointed as a Director in November 2006.

(8)	At March 31, 2007, Mr. Thompson held options to purchase 10,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Until April 1, 2007 the Compensation Committee consisted of R. Barry Uber (Chairman), John D. Arnold, and Satish Rishi. As of April 1, 2007, the Compensation Committee was reconstituted to consist of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2007.

CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, senior financial officers and the Board of Directors. The Code of Ethics is available to shareholders on our website, www.meas-spec.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of the Company,

•	the independent auditor’s qualifications and independence,

•	the performance of the Company’s independent auditors, and

•	the compliance by the Company with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate company financial personnel.

We regularly meet privately with the independent auditors who have unrestricted access to the committee.

We select, evaluate and, where appropriate, replace the independent auditor, and review periodically their performance, fees and independence from management.

Each of the Directors who serves on the committee is “independent” for purposes of the NASDAQ listing standards. That is, the Board of Directors has determined that none of Mr. Arnold, Mr. Rishi or Mr. Thompson has a relationship with the Company that may interfere with his independence from the Company and its management.

The Board has adopted a written charter setting out the audit related functions the committee is to perform. Upon recommendation by the Audit Committee, the Board amended and restated the charter effective July 2007, a copy of which is attached to this Proxy Statement as Exhibit C hereto, to reflect changes in law and applicable SEC and stock exchange regulations and reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable regulations as they may be amended or modified in the future.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

This year, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal years ended March 31, 2007 and March 31, 2006, respectively, and met with both management and KPMG LLP, the Company’s independent auditors for fiscal 2007 and fiscal 2006 to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. The Audit Committee also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

John D. Arnold (Chairman)
Satish Rishi
Kenneth E. Thompson

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers we explain all material elements of our executive compensation:

* What are the objectives of our executive compensation programs?

Our corporate goal is to maximize our total return to our shareholders through share price appreciation. Towards this goal, we seek to compensate our executives at levels that are competitive with peer companies so that we may attract, retain and motivate highly capable executives. We also design our compensation programs to align our executives’ interests with those of our shareholders.

Our fiscal 2007 executive compensation, including year-end bonuses and stock option grants awarded for and in fiscal 2007, reflects our effort to realize these objectives.

* What are the principal components of our executive compensation programs?

Overview: Our executive compensation programs consist of three principal components: (i) a base salary; (ii) annual bonuses; and (iii) stock option grants. The Company’s policy for compensating our executive officers is intended to provide significant annual long-term performance incentives. We describe each of these principal components below.

Relationship of the principal components: We have allocated the three principal components of our executive compensation programs in a manner that we believe optimizes each executive’s contribution to us. We have not established specific formulae for making the allocation.

Base Salary: Salaries are based on a combination of factors, primarily the performance of the executive, his or her level of responsibility and experience, salaries of peer executives at peer companies and the recommendations of our Chief Executive Officer. Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate.

Annual Bonus: Following the end of our 2007 fiscal year, our Compensation Committee approved annual bonuses for fiscal 2007 for those named executive officers who served during fiscal 2007, and the Company paid those amounts in June 2007. Based on the Company’s financial performance during fiscal 2006, our Compensation Committee did not award annual bonuses to the named executive officers for fiscal 2006. For fiscal 2008, the Company has adopted the fiscal year 2008 Management Variable Compensation Plan (the “2008 Bonus Plan”). The 2008 Bonus Plan determines the amount of annual bonuses to be awarded to each group within the Company as follows. Each quarter the Company accrues to its bonus pool an amount equal to a certain percentage of the Company’s year-to-date earnings before deduction of interest, taxes and amortization (“EBITA”) at the end of such quarter. The percentage of year-to-date EBITA which is ultimately accrued to the bonus pool is determined based upon meeting certain thresholds measured by the year-to-date ratio of the Company’s EBITA to sales (the “EBITA margin”). The Company’s overall bonus pool is then allocated among the Company’s various business groups based on three factors: (1) each particular business group’s EBITA and organic sales growth; (2) the working capital reduction of each group; and (3) the discretion of the Chief Executive Officer.

Long-Term Incentive Compensation (Stock Options for Common Shares): The Committee has granted executives and other employees options exercisable for common shares that vest in part in regular installments and in part based on performance.

* What do we seek to reward and accomplish through our executive compensation programs?

We believe that our compensation programs, collectively, enable us to attract, retain and motivate high quality executives. We provide annual bonus awards primarily to provide performance incentives to our key employees to meet corporate performance objectives. Our corporate objectives are measured by sales increases, net income, EBITA margins, and other items of performance as determined on an annual basis. In the case of our Chief Executive Officer, our Compensation Committee has also taken into account the strategic direction he has provided the Company and his stewardship of the Company since the inception of his involvement with the Company. We design long-term incentive awards primarily to motivate and reward key employees over longer periods. Through vesting and forfeiture provisions that we include in awards of stock options we provide an additional incentive to executives to act in furtherance of our longer-term interests. An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award.

* Why have we selected each principal component of our executive compensation programs?

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts. Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules.

* How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our senior executives. The Committee exercises its judgment and discretion only after it has first reviewed industry data and peer company practices, evaluated the recommendations of our Chief Executive Officer and evaluated our corporate performance. See “To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?”

Our Chief Executive Officer, Chief Financial Officer and certain Group Vice-Presidents each have an employment agreement with us that provides for an annual salary and for an annual bonus including, in certain cases, a minimum annual bonus, thereby limiting the discretion of the Compensation Committee with respect to their compensation. See “Executive Agreements and Related Transactions” below for a discussion of each of these employment agreements.

* What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual bonuses and long-term incentive compensation that we provide our executive officers. We use or weight items of corporate performance differently in our annual bonus and long-term compensation awards and some items are more determinative than others.

Goals for executives in fiscal 2007 vary because the areas of responsibility of executives differ. Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

* How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the fiscal year end. The Compensation Committee makes awards of stock options on an ad hoc basis, but generally quarterly, following review of pertinent financial information and industry data. In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually. In the case of newly-hired executive officers, the Compensation Committee has made awards simultaneous with the executive’s hire date. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.

Over the past three years our equity-based awards to executives have taken the form of stock options. The number of stock options subject to an award has been computed by taking into account the Company’s performance, the particular executive’s performance, our retention objectives, and other factors.

* What factors do we consider in decisions to increase or decrease compensation materially?

Historically, we have generally not decreased the base salaries of our executive officers or reduced their incentive compensation targets. When an executive’s performance falls short of our expectations then we believe our interests are best served by replacing the executive with an executive who performs at the level we expect. The factors that we consider in decisions to increase compensation include the individual performance of the executive and our corporate performance, as discussed above.

* To what extent does our Compensation Committee consider compensation or amounts realizable from prior compensation in setting other elements of compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive’s current level of compensation, including recent awards of long-term incentives, in the context of current levels of compensation for similarly situated executives at peer companies, taking into account the executive’s performance and our corporate performance. The Committee has not adopted a formulaic approach for considering amounts realized by an executive from prior equity-based awards.

* How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices. However, we designed our fiscal 2007 equity awards so that its overall cost fell within a budgeted dollar amount and so that the awards would qualify for classification as equity awards under FAS 123R. Under FAS 123R the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

* How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. In certain cases, we have adjusted the form or manner of some of our compensation programs in light of tax planning considerations. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Internal Revenue Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Generally, Section 162(m) has not had a significant impact on our compensation programs.

* What are our equity or other security ownership requirements for executives and our policies regarding hedging the economic risk of share ownership?

We do not maintain minimum share ownership requirements for our executives. We do not have a policy regarding hedging the economic risk of share ownership.

* Why have we entered into agreements with executive officers that provide for post-employment payments, including following a change-in-control?

The employment agreements with our Chief Executive Officer and our Chief Financial Officer provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term. We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained for compensation. The Company’s obligations under these agreements would be assumed by a successor to the Company following a change in control. We believe it is in our best interest to have agreements with our senior executives that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control.

* To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?

The Compensation Committee compares the elements of total compensation to compensation provided by peer groups of publicly-traded companies in the sensory devices and similar industries in evaluating the compensation of our Chief Executive Officer, but not for our other executive officers. The Compensation Committee uses peer group data primarily as a frame of reference to set our Chief Executive Officer’s compensation as a whole within the middle range of comparative pay at the peer group companies.

* Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

We have not adopted a policy that provides for recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.

* What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives. The Compensation Committee also relies on senior management to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements. The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executives. At meetings in fiscal 2007 the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments and annual bonus and stock option awards for our executive officers. Our Chief Executive Officer plays a significant role in determining the annual cash compensation of our executive officers. The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business. The Compensation Committee accepted these recommendations after concluding that the recommendations comported with the Committee’s objectives and philosophy and the Committee’s evaluation of our performance and industry data.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated by reference into our Annual Report on Form 10-K. The Board accepted the Compensation Committee’s recommendation. This report is made by the undersigned members of the Compensation Committee:

R. Barry Uber (Chair)
Morton L. Topfer
Kenneth E. Thompson

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Frank Guidone	42	Chief Executive Officer, President and Director
Mark Thomson	39	Chief Financial Officer and Secretary
Terence Monaghan	44	Group Vice President - Temperature/Optical
J. Victor Chatigny	56	Group Vice President - Position/Vibration/Piezo
Glen MacGibbon	45	Group Vice President - Pressure/ Force
Jean-Francois Allier	53	Group Vice President - Humidity/Chemical/Gas
Steven Smith	58	Vice President/General Manager - Asia

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

Mark Thomson was appointed as Chief Financial Officer and Secretary of the Company effective April 2007. Prior to his appointment, Mr. Thomson held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a provider of complex engineering solutions for aerospace & defense contractors and government agencies, since May 2002. Mr. Thomson served as the Senior Director of Finance & Accounting at Orbital Sciences Corporation’s Launch Systems Group from January 2001 to May 2002 and Group Controller from June 1998 to January 2001, prior to which he held financial management positions with several Lockheed Martin subsidiaries from 1991 to 1998. Mr. Thomson is a graduate of the Lockheed Martin Financial Management program, holds an MBA from the University of Nevada, Reno, a BA in Financial Economics from Saint Anselm College and is a graduate of the Harvard Business School General Management program.

Terence Monaghan was appointed as Group Vice President - Temperature/Optical effective April 2007, prior to which he served as Director- Temperature Products since April 2006. Mr. Monaghan joined the Company through its acquisition of BetaTHERM Group Ltd. in April 2006, where he served as the European Operations Manager from 1990 to 1996, the European Managing Director in 1996 and the Chief Executive Officer from 1997 until the acquisition. Mr. Monaghan has spent 21 years in the electronic components industry (17 years in the sensor industry), working in various manufacturing and management roles. Mr. Monaghan has a Diploma in Business Studies from the Galway Institute of Technology and a Diploma in Applied Finance from the Irish Management Institute.

J. Victor Chatigny was appointed Group Vice President - Position/Vibration/Piezo effective April 2007, prior to which he served as Vice President and General Manager of our Sensors Division since his appointment in June 2002. Mr. Chatigny joined the Company through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he served as Director of Sales, Marketing and Research and Development since 1993. Mr. Chatigny also served in US Army Corps of Engineers where he was Captain, 11th Engineering Battalion and Commander of the Atomic Demolition Munition Detachment. He holds B.S. and M.S. degrees in industrial engineering and management from Clarkson University, and a M.B.A. (finance) from The American University.

Glen MacGibbon was appointed Group Vice President - Pressure/ Force effective April 2007, prior to which he served as Vice President, Global Sales and Marketing of our Sensor Products Division since March 1, 2005. Prior to that, he was Director of Global Sales & Marketing since joining the Company in 1998. Mr. MacGibbon joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he held various sales management roles since 1989. Previously he was working in both regional sales and technical support roles for the Riston Division of Dupont Electronics. He holds a B.S. in Mechanical Engineering from Bucknell University, and an M.B.A. from Illinois Benedictine College.

Jean-François Allier was appointed Group Vice President - Humidity/Chemical/Gas effective April 2007, prior to which he served as Vice President and General Manager of Europe for the Sensor Products Division since March 2005. He joined Measurement Specialties in December 2004, through the acquisition of Humirel SA. Mr. Allier began his career as a financial analyst for a French regional Bank where he remained until 1978. He later held various positions throughout Europe with Motorola Semiconductors. His experience at Motorola includes engineering, product marketing, research and development, and business management. In 1998, he founded Humirel SA and remained as President and CEO until its acquisition in December 2004 by the Company. Mr. Allier holds an M.S. in Engineering from Ecole des Mines and a D.E.A. in Material Science.

Steven Smith has served as Vice President/General Manager - Asia since January 2006. Prior to the Company, Mr. Smith spent five years as Vice President/General Manager of a wholly owned subsidiary of Compass Aerospace, Inc.; five years in management consulting in the product development and private equity/due diligence practice areas of George Group, Inc.; and 19 years combined with the aerospace electronics firms of Rockwell International and Electrospace Systems. Mr. Smith has held operational, engineering, marketing, financial and general management positions in his varied work experience. Mr. Smith received a B.A. in Economics (with minor studies in engineering) from the University of Southern California and a MBA (Finance) from the University of Louisville.

EXECUTIVE COMPENSATION

Summary Compensation. The following table contains summary information concerning the annual compensation for the fiscal year ended March 31, 2007 for our principal executive officer (“CEO”), principal financial officer (“CFO”) and our three most highly compensated executive officers other than our CEO and CFO for the fiscal year ended March 31, 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Frank Guidone President and Chief Executive Officer (4)	2007	$450,000	$150,000	$281,500	$13,500(5)	$895,000

John Hopkins Chief Financial Officer (6)	2007	92,446	—	1,048	—	93,494

Terence Monaghan Group Vice President - Temperature/Optical (7)	2007	226,533	65,000	66,637	—	358,170

J. Victor Chatigny Group Vice President - Position/Vibration/Piezo	2007	204,000	40,000	1,084	10,200 (5)	255,284

Steve Smith Vice President, General Manager - Asia	2007	190,000	40,000	267,259	46,219 (8)	543,478

(1)	Represents bonuses earned in fiscal 2007 but paid in June 2007.

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of options granted to the named executive officers. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options refer to Note 2(v) of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds $10,000.

(4)	Mr. Guidone is party to an employment agreement with the Company that provides for an annual base salary of $450,000.

(5)	Represents employer matching contribution under the Company’s 401(k) plan.

(6)	Mr. Hopkins resigned from his position of Chief Financial Officer as of August 1, 2006, at which time Mr. Guidone assumed his responsibilities.

(7)	Mr. Monaghan is party to an employment agreement that provides for an annual base salary of 163,379 Euros.

(8)	Represents housing reimbursement of $28,700, family travel reimbursement of $8,650, tax preparation reimbursement of $100 and employer matching contribution of $8,769 under the Company’s 401(k) plan.

Grants of Plan-Based Awards in Fiscal Year 2007. The following table contains information related to the grant of stock options under our existing stock option plans by us during the fiscal year ended March 31, 2007 to executive officers named in the Summary Compensation Table with awards disclosed on a grant-by-grant basis:

		Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option	Grant Date Fair Market Value of Stock and
Name	Grant Date (1)	Threshold (#)	Target (#)	Maximum (#)	Awards ($/Sh)	Option Awards (2)
Frank Guidone	—	—	—	—	—	—
John Hopkins	—	—	—	—	—	—
Terence Monaghan	11/22/2006	—	—	60,000 (3)	$23.09	$570,500
J. Victor Chatigny	—	—	—	—	—	—
Steve Smith	—	—	—	—	—	—

(1)	Represents grants under the Company’s 2006 Stock Option Plan.

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for the fair value of options granted to the named executive officers. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on the valuations made and assumptions used to calculate the fair value of our options refer to Note 2(v) of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

(3)	Represents incentive stock options which vest in five equal installments on November 22, 2007, 2008, 2009, 2010, and 2011, respectively.

Outstanding Equity Awards at Fiscal Year-End 2007. The following table contains information concerning unexercised options held as of March 31, 2007 by the executive officers named in the Summary Compensation Table:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Frank Guidone	3,918	(1)	15,672	(1)	—	$25.52	3/31/16
	56,082	(2)	224,328	(2)	—	25.52	3/31/16
John Hopkins	—		—		—	—	—
Terence Monaghan	—		60,000	(3)	—	23.09	11/22/16
J. Victor Chatigny	11,250		—		—	1.64	11/7/12
Steve Smith	4,019	(4)	16,076	(4)	—	24.88	11/30/15
	15,981	(5)	63,924	(5)	—	24.88	11/30/15

(1)	Represents grant of 19,590 incentive stock options which vest in five equal installments of 3,918 on March 31, 2007, 2008, 2009, 2010, and 2011, respectively.

(2)	Represents grant of 280,410 non-qualified stock options which vest in five equal installments of 56,082 on March 31, 2007, 2008, 2009, 2010, and 2011, respectively.

(3)	Represents grant of 60,000 incentive stock options which vest in five equal installments of 12,000 on November 22, 2012, 2013, 2014, 2015 and 2016, respectively.

(4)	Represents grant of 20,095 incentive stock options which vest in five equal installments of 4,019 on November 30, 2011, 2012, 2013, 2014 and 2015, respectively.

(5)	Represents grant of 79,905 non-qualified stock options which vest in five equal installments of 15,981 on November 30, 2011, 2012, 2013, 2014 and 2015, respectively.

Option Exercises and Stock Vested in Fiscal Year 2007. The following table contains information, on an aggregated basis, concerning the exercise of stock options during the year ended March 31, 2007 by the executive officers named in the Summary Compensation Table.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Frank Guidone	—	—
John Hopkins	50,000	$980,750
Terence Monaghan	—	—
J. Victor Chatigny	83,650	1,789,546
Steve Smith	—	—

(1)	Value realized on exercise is computed based on the difference between the market price of the underlying security at exercise and the exercise price of the option.

EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

The Company entered into an employment agreement with Frank Guidone, the current Chief Executive Officer of the Company, effective as of March 31, 2006 (the “Guidone Employment Agreement”). From June 2002 through March 2006, Mr. Guidone served as Chief Executive Officer through consulting arrangements with consulting firms of which Mr. Guidone was a principal. The Guidone Employment Agreement is for an initial term of two years with automatic renewal for successive one-year terms unless either party gives timely notice of non-renewal. Under the terms of the Guidone Employment Agreement, Mr. Guidone will continue to serve as the Chief Executive Officer of the Company at an annual base salary of $450,000. In addition, Mr. Guidone received a guaranteed bonus in the amount of $50,000 in connection with the execution of the Guidone Employment Agreement. Mr. Guidone is also eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee. Further, pursuant to the Guidone Employment Agreement, upon the termination of employment by Mr. Guidone for good reason, or termination of employment by the Company other than for cause (as such events are described in the Guidone Employment Agreement), Mr. Guidone will be entitled to receive a lump sum payment of 150% of his then annual salary. Further, pursuant to the terms of the Guidone Employment Agreement, Mr. Guidone received an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on March 30, 2006 (the “Guidone Option”). Upon a change of control of the Company, all unvested shares of the Guidone Option will immediately vest. The Guidone Option was granted pursuant to the Company’s 2006 Stock Option Plan (the “Option Plan”) and is subject to the terms, conditions and provisions thereof and of the agreement evidencing the Guidone Option. The Compensation Committee has approved the terms of the Guidone Employment Agreement and the Guidone Option.

The Company entered into an employment agreement with Mark Thomson, the current Chief Financial Officer of the Company, effective as of April 2, 2007 (the “Thomson Employment Agreement”). Pursuant to the Thomson Employment Agreement, Mr. Thomson will receive an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. Mr. Thomson will be eligible for an annual bonus of up to 40% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by management of the Company, except that, with respect to the first year of Mr. Thomson’s employment, he will receive a guaranteed minimum bonus of $45,000. In addition, pursuant to the Thomson Employment Agreement, on April 2, 2007 the Company granted Mr. Thomson an option to purchase up to 75,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of such grant (the “Thomson Option”). A portion of the Thomson Option equal to 50,000 shares will vest over a five year period in equal 20% installments on each of the successive five year anniversaries of the date of the grant of the Thomson Option contingent on the continued employment of Mr. Thomson with the Company. The remaining 25,000 shares of the Thomson Option are subject to vesting conditions based upon performance targets to be determined by the Compensation Committee, up to a maximum of 5,000 shares vesting per year on each of the successive five year anniversaries of the date of the grant of the Thomson Option. Upon a change of control of the Company, all unvested shares of the Thomson Option will immediately vest. The Option was granted pursuant to the Option Plan and will be subject to the terms, conditions and provisions thereof and of the certificate or agreement evidencing the Thomson Option. Furthermore, pursuant to the Thomson Employment Agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Company other than for cause (as such events are described in the Thomson Employment Agreement), Mr. Thomson will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect. The Compensation Committee has approved the terms of the Thomson Employment Agreement and the Thomson Option.

The Company entered into an employment agreement with Terence Monaghan, the current Group Vice President - Temperature/Optical, effective as of April 3, 2006 (the “Monaghan Employment Agreement”). Pursuant to the Monaghan Employment Agreement, Mr. Monaghan will receive an annual base salary of 163,379 Euros, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. Mr. Monaghan will be eligible for an annual bonus of up to 30% of his annual salary based on minimum company and individual performance standards to be determined on an annual basis by management of the Company.

BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of July 2, 2007 for:

•	each of our directors;

•	each executive officer named in the summary compensation table;

•	all directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Directors and Executive Officers:
Morton L. Topfer (3)	838,052	5.86%
Frank D. Guidone (4)	154,715	*
J. Victor Chatigny	114,783	*
John D. Arnold (5)	83,200	*
R. Barry Uber (6)	26,600	*
Terence Monaghan	25,340	*
Steven Smith (7)	23,750	*
Satish Rishi (8)	10,000	*
Kenneth E. Thompson	1,500	*
John Hopkins (9)	—	—

All directors and officers as a group (ten persons) (10)	1,276,940	8.85%

* less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 14,286,301 shares of common stock outstanding as of July 2, 2007.

(3)
Includes options held by Mr. Topfer to purchase 5,000 shares and shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director. Mr. Topfer has shared voting and shared investment power with respect to the shares held by Castletop Capital.

(4)	Includes options to purchase 60,000 shares.

(5)	Includes options to purchase 26,000 shares.

(6)	Includes options to purchase 20,000 shares.

(7)	Includes options to purchase 20,000 shares.

(8)	Includes options to purchase 10,000 shares.

(9)	Mr. Hopkins resigned from his position of Chief Financial Officer as of August 1, 2006.

(10)	Includes options to purchase an aggregate of 141,000 shares.

CERTAIN BENEFICIAL OWNERS

The following table gives information about each additional shareholder known by us to be a beneficial owner of more than 5% percent of common stock as of July 2, 2007, based on information filed with the SEC:

	Amount of Beneficial Ownership	Percent
Lord Abbett & Co. LLC 90 HUDSON STREET JERSEY CITY, NEW JERSEY 07302	2,139,474	14.98%

Century Capital Management, LLC 100 FEDERAL STREET, 29TH FLOOR BOSTON MA 02110	1,088,740	7.62

Wellington Management Co. LLP 75 STATE STREET BOSTON, MA 02109	992,500	6.95

Brown Capital Management, Inc. 1201 N CALVERT ST BALTIMORE MD 21201	775,900	5.43

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of Measurement Specialties and its shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2007, except for R. Barry Uber (one late Form 4 filing which reported three transactions), Satish Rishi (one late Form 4 filing which reported one transaction), J. Victor Chatigny (two late Form 4 filings which reported an aggregate of five transactions), Jean-Francois Allier (one late Form 4 filing which reported one transaction) and Glen MacGibbon (one late Form 4 filing which reported one transaction).

ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2007, which is not part of the proxy soliciting material, is enclosed. The annual report on Form 10-K is being furnished to you without the exhibits thereto. Upon your request, the company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the company’s reasonable expenses in furnishing such exhibits.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Shareholders who wish to present proposals to be included in the Corporation’s proxy materials for the 2008 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666 by April 1, 2008. For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2008 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 15, 2008 and advise shareholders in the 2008 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 15, 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be submitted to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

July 23, 2007

EXHIBIT A

(a) The Second Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 4 in its entirety, describing the authorized shares of the Corporation, and substituting the following new Section 4 in lieu thereof:

4.	Authorized Shares.

The Corporation is authorized to issue ~~21,200,000~~26,200,000 shares of stock.

(b) The Second Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Subsection (a) of Section 5 in its entirety, describing the division of shares into classes, and substituting the following new Subsection (a) of Section 5 in lieu thereof:

(a) ~~20,000,000~~25,000,000 shares without par value shall be designated as Common  Stock.

EXHIBIT B

The Second Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Subsection (b) of Section 7 in its entirety, describing indemnification of officers and directors, and substituting the following new Subsection (b) of Section 7 in lieu thereof:

(b) Indemnification of Officers, Directors and Employees.

(1) Limitation of Liability; Indemnification.

(a) For purposes of this Section 7(b), the following definitions shall apply:

(i) “Expenses” shall mean all reasonable costs, disbursements, fees of attorneys, accountants and other professionals, expert fees, investigative fees and all other similar expenses.

(ii) “Indemnitee” shall mean a director, officer, employee, or trustee of the Corporation, or of any employee benefit plan adopted or sponsored by the Corporation, or director, officer, employee, trustee or other fiduciary, member, partner of, or persons in a similar capacity with any other corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise which such person is serving at the request of the Corporation. Any person serving simultaneously as a director, officer or employee of the Corporation and as a director, officer, employee, trustee or other fiduciary, member, partner of, or in a similar capacity with (i) any enterprise in which the Corporation owns at least 20% of the equity interests of such enterprise or (ii) any employee benefit plan adopted or sponsored by such an enterprise, shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

(iii) “Liabilities” shall mean all Expenses and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties (including, without limitation, any excise taxes imposed in connection with service as a fiduciary of an employee benefit plan).

(iv) “Proceeding” shall mean any civil, criminal, administrative, investigative or arbitration action (or other form of alternative dispute resolution), suit, or proceeding, including, without limitation, any proceeding by or in the right of the Corporation, or any appeal therein, or any inquiry or investigation which could lead to such action, suit, or proceeding.

(b) To the fullest extent permitted by the New Jersey Business Corporation Act (the “BCA”) as the same exists or may hereafter be amended, no officer or director of the Corporation shall be liable to the Corporation or its shareholders for damages for breach of any duty, except that nothing contained herein shall relieve an officer or a director from liability for breach of a duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Any amendment or modification of the foregoing provision or the applicable provisions of the BCA shall not adversely affect any right or protection of an officer or a director of the Corporation existing at the time of such amendment or modification, and such right or protection shall continue as to a person who has ceased to be an officer or a director and shall inure to the benefit of the heirs, executor and administrators of such a person.

(c) Each person who was or is made a party, or is threatened to be made a party to, or is otherwise involved (including as a witness) in any pending, threatened, or completed (by judgment, settlement or otherwise) Proceeding by reason of his or her being or having been an Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the BCA permitted prior to such amendment), from and against any and all Liabilities incurred or suffered in connection with any such Proceeding, and such indemnification shall continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of his or her heirs, executors, administrators, and assigns. Notwithstanding the foregoing and except as set forth in paragraph (2) of this Section 7(b), the Corporation shall indemnify any person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was specifically authorized by the Board of Directors of the Corporation.

(d) The right to indemnification conferred in this Section 7(b): (i) shall be a contract right (and any subsequent repeal of, or amendment to, this Section 7(b) shall not affect the right to indemnification based upon any act or omission while this Section 7(b) is in effect), (ii) is intended to be retroactive to events occurring prior to the adoption of this Section 7(b) to the fullest extent permitted by applicable law, and (iii) shall include the right to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of the final disposition of such Proceeding as authorized by the Board of Directors; provided that if the BCA or the Board of Directors so requires, the payment of such expenses in advance of the final disposition of a Proceeding shall be made only upon receipt by the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 7(b) or otherwise.

(2) Right of Claimant to Bring Suit. If a claim under subsection 1 of this Section 7(b) is not paid in full by the Corporation within thirty (30) days after a written request has been received by the Corporation, the claimant may, at any time thereafter, apply to a court for an award of indemnification by the Corporation for the unpaid amount of the claim, and, if successful on the merits or otherwise in connection with any such Proceeding, or in the defense of any claim, issue, or matter therein, the claimant shall be entitled also to be paid by the Corporation any and all expenses incurred or suffered in connection with such Proceeding. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses incurred in connection with any Proceeding where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the BCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, nor the termination of any Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and advancement of expenses provided by or granted pursuant to this Section 7(b) shall not exclude or be exclusive of any other rights to which any person (including agents) may be entitled under this Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of shareholders, statute or otherwise; provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person's acts or omissions (a) were in breach of his duty of loyalty to the Corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in such person's receipt of an improper personal benefit.

(4) Insurance. The Corporation may purchase and maintain insurance on behalf of any Indemnitee against any Liabilities incurred or asserted against him in any Proceeding by reason of such person's being or having been such an Indemnitee, whether or not the Corporation would have the power to indemnify such person against such expenses and Liabilities under the provisions of this Section 7(b) or otherwise.

(5) Reliance. Persons who after the date of the adoption of this provision become or remain Indemnitees or who, while an Indemnitee, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Section 7(b) in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Section 7(b) shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(6) Merger or Consolidation. For purposes of this Section 7(b), references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7(b) with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

~~(b) Indemnification of Officers and Directors. To the fullest extent that the Business Corporation Act of the State of New Jersey, as it exists date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of Directors, no director of this Corporation shall be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of this Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or appeal.~~

EXHIBIT C

MEASUREMENT SPECIALTIES, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

Date of Adoption: July 10, 2007

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Measurement Specialties, Inc. (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Global Market, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission, including Rule 10A-3(b)(1) promulgated under the Exchange Act. At least one member of the Audit Committee shall be a financial expert as defined by the Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to select, evaluate and, where appropriate, replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee and shall be accountable to the Audit Committee and the Board.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. This preapproval requirement shall be subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act if such services are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may, when appropriate, form and delegate authority to subcommittees consisting of one or more members who are independent directors of the Board, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any material issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10. Review and evaluate the lead partner of the independent auditor team.

11. Obtain and review a report from the independent auditor at least annually, consistent with Independence Standards Board Standard 1, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor (discussing with the independent auditor any disclosed relationships or services that may have an impact on the objectivity and independence of the auditor), including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14. Discuss with the independent auditor issues on which they consulted their national office and matters of audit quality and consistency. Review and approve the audit plan of the independent auditor.

15. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Compliance Oversight Responsibilities

16. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

17. Obtain reports from management that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

18. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

19. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

21. Periodically review and discuss with management the status of management’s implementation of recommendations made by the Audit Committee.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

PROXY

MEASUREMENT SPECIALTIES, INC.

Annual Meeting of Shareholders - Monday, September 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 10, 2007

The shares of common stock of Measurement Specialties, Inc. you are entitled to vote at the 2007 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone, Mark Thomson, or other designee, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the nominees for Director, FOR an amendment to the Second Restated Certificate of Incorporation which shall effect an increase in the total number of authorized shares of common stock from 20,000,000 to 25,000,000, FOR an amendment to the Second Restated Certificate of Incorporation to provide for provisions relating to the indemnification of directors, officers and employees of the Company, and FOR the ratification of the appointment of KPMG LLP as our independent auditors for fiscal 2008.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MEASUREMENT SPECIALTIES, INC.

Monday, September 10, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

- OR -

INTERNET - Access "www.proxyvote.com" and follow the on-screen instructions. Have your control number available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER
NUMBER OF SHARES
CONTROL NUMBER

↓ Please detach and mail in the envelope provided if you are not voting via telephone or the Internet.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TWO DIRECTORS, AND "FOR" PROPOSALS 2 through 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following persons to the Board of Directors of the company for the term described in the proxy statement:	FOR	WITHHOLD AUTHORITY		2. To approve the amendment to the Second Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 20,000,000 to 25,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐

John D. Arnold	☐	☐
Frank Guidone	☐	☐
Kenneth E. Thompson	☐	☐

3. To approve the amendment to the Second Restated Certificate of Incorporation to provide for the indemnification of directors, officers and employees of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐	4. To ratify the selection by the company of KPMG LLP, independent public accountants, to audit the financial statements of the company for the fiscal year ending March 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder______________________	Date:_______	Signature of Shareholder___________________	Date:_______

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.